                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                McLeodUSA, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  582266 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 582266 10 2

1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons Allsop Venture Partners III L.P./42-1297301

--------------------------------------------------------------------------------

2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                 (a)
                    ---------------------------------------------

                 (b)
                    ---------------------------------------------

--------------------------------------------------------------------------------

3)       SEC Use Only
                      -------------------------------------------

--------------------------------------------------------------------------------

4)       Citizenship or Place of Organization  Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------

Number of Shares                  5)      Sole Voting Power         194,476
Beneficially Owned                                                 ---------
By Each Reporting                 6)      Shared Voting Power             0
Person With                                                        ---------

                                  7)      Sole Dispositive Power    194,476
                                                                   ---------
                                  8)      Shared Dispositive Power        0
                                                                   ---------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person 194,476
                -------

--------------------------------------------------------------------------------


10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions)                                  N/A
                       -----------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9 Less than 1%
                                                         ------------

--------------------------------------------------------------------------------


12)      Type of Reporting Person (See Instructions)     PN
                                                     ---------

--------------------------------------------------------------------------------

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CUSIP No. 582266 10 2

1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons MARK Venture Partners L.P./42-1297302
         -----------------------------------------------

--------------------------------------------------------------------------------


2)       Check the Appropriate Row if a Member of a Group (See Instructions)

         (a)
            -------------------------------------------------------

         (b)
            -------------------------------------------------------

--------------------------------------------------------------------------------

3)       SEC Use Only
                      ---------------------------------------------

--------------------------------------------------------------------------------


4)       Citizenship or Place of Organization       Delaware
                                              ---------------------

--------------------------------------------------------------------------------

Number of Shares                  5)      Sole Voting Power                0
Beneficially Owned                                                  ---------
By Each Reporting                 6)      Shared Voting Power        194,476
Person With                                                         ---------
                                  7)      Sole Dispositive Power           0
                                                                    ---------
                                  8)      Shared Dispositive Power   194,476
                                                                    ---------

--------------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting
        Person 194,476
               -----------------------------------------------------------

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                           N/A
         -----------------------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9  Less than 1%
                                                          ----------------

--------------------------------------------------------------------------------

12)      Type of Reporting Person (See Instructions)  PN
                                                     ---------------------

--------------------------------------------------------------------------------

CUSIP No. 582266 10 2

1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons Larry C. Maddox/###-##-####
         -------------------------------------------------------------

--------------------------------------------------------------------------------


2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                 (a)
                    --------------------------------------------------

                 (b)
                    --------------------------------------------------

--------------------------------------------------------------------------------

3)       SEC Use Only
                      ----------------------------------------

--------------------------------------------------------------------------------

4)       Citizenship or Place of Organization         United States
                                              ------------------------

--------------------------------------------------------------------------------

Number of Shares                  5)      Sole Voting Power            179,800
Beneficially Owned                                                     --------
By Each Reporting                 6)      Shared Voting Power          194,476
Person With                                                            --------
                                  7)      Sole Dispositive Power       179,800
                                                                       --------
                                  8)      Shared Dispositive Power     194,476
                                                                       --------

--------------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting
        Person  374,276
               -------------------------------------------------------

--------------------------------------------------------------------------------


10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                           N/A
        --------------------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9 Less than 1%
                                                         -------------

--------------------------------------------------------------------------------

12)      Type of Reporting Person (See Instructions)   IN
                                                     -----------------

--------------------------------------------------------------------------------

CUSIP No. 582266 10 2

1) Names of Reporting Persons\I.R.S. Identification Nos. of Above Persons Robert W. Allsop/###-##-####
         ------------------------------------------------------------

--------------------------------------------------------------------------------


2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                 (a)
                     ------------------------------------------------

                 (b)
                     ------------------------------------------------

--------------------------------------------------------------------------------

3)       SEC Use Only
                      -----------------------------------------------

--------------------------------------------------------------------------------

4)       Citizenship or Place of Organization      United States
                                              -----------------------

--------------------------------------------------------------------------------

Number of Shares                  5)      Sole Voting Power           179,800
Beneficially Owned                                                    --------
By Each Reporting                 6)      Shared Voting Power         194,476
Person With                                                           --------
                                  7)      Sole Dispositive Power      179,800
                                                                      --------
                                  8)      Shared Dispositive Power    194,476
                                                                      --------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person 374,276
                ----------------------------------------------------

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                           N/A
         -----------------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9 Less than 1%
                                                         ------------

--------------------------------------------------------------------------------

12)      Type of Reporting Person (See Instructions)    IN
                                                     ----------------

--------------------------------------------------------------------------------

CUSIP No. 582266 10 2

1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons Paul D. Rhines/###-##-####
         -------------------------------------------------------------

--------------------------------------------------------------------------------

2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                 (a)
                     -------------------------------------------------
                 (b)
                     -------------------------------------------------

--------------------------------------------------------------------------------

3)      SEC Use Only
                     -------------------------------------------------

--------------------------------------------------------------------------------

4)       Citizenship or Place of Organization         United States
                                               -----------------------

--------------------------------------------------------------------------------

Number of Shares                  5)      Sole Voting Power           235,950
Beneficially Owned                                                    --------
By Each Reporting                 6)      Shared Voting Power         194,476
Person With                                                           --------
                                  7)      Sole Dispositive Power      235,950
                                                                      --------
                                  8)      Shared Dispositive Power    194,476
                                                                      --------

--------------------------------------------------------------------------------

9)      Aggregate Amount Beneficially Owned by Each Reporting
        Person 430,426
               -------------------------------------------------------

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                           N/A
         -------------------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9 Less than 1%
                                                         ------------

--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)   IN
                                                     ----------------

--------------------------------------------------------------------------------

CUSIP No. 582266 10 2

1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons Robert L. Kuk/###-##-####
         -------------------------------------------------------------

--------------------------------------------------------------------------------

2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                 (a)
                     -------------------------------------------------
                 (b)
                     -------------------------------------------------

--------------------------------------------------------------------------------

3)      SEC Use Only
                     -------------------------------------------------

--------------------------------------------------------------------------------

4)       Citizenship or Place of Organization         United States
                                              ------------------------

--------------------------------------------------------------------------------
Number of Shares                  5)      Sole Voting Power           170,000
Beneficially Owned                                                    --------
By Each Reporting                 6)      Shared Voting Power         194,476
Person With                                                           --------
                                  7)      Sole Dispositive Power      170,000
                                                                      --------
                                  8)      Shared Dispositive Power    194,476
                                                                      --------

--------------------------------------------------------------------------------
         9)      Aggregate Amount Beneficially Owned by Each Reporting
                 Person 364,476
                 -----------------------------------------------------

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)                           N/A
         -------------------------------------------------------------

--------------------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row 9 Less than 1%
                                                         ------------

--------------------------------------------------------------------------------

12)      Type of Reporting Person (See Instructions)     IN
                                                     ----------------

--------------------------------------------------------------------------------


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




Item 1(a) Name of Issuer


         McLeodUSA, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices.

         McLeodUSA, Inc.
         McLeodUSA Technology Park
         6400 C Street S.W.
         Cedar Rapids, IA 52406-3177

Item 2(a) Name of Person Filing.

         See Item 1 on Cover Pages 2 through 7, inclusive, for the names of each filing person.

Item 2(b) Address of Principal Business Office or, if None, Residence.

         (i) The principal business office of Allsop Venture Partners III L.P., Mark Venture Partners L.P., Robert W. Allsop and Paul D. Rhines is:

                          Corporate Center East, Suite 210
                          2750 First Avenue, N.E.
                          Cedar Rapids, IA 52402

         (ii)    The principal business office of Larry C. Maddox is:

                          6602 West 131st Street
                          Overland Park, KS 66209

         (iii)   The principal business office of Robert L. Kuk is:

                          12400 Olive Boulevard, Suite 307
                          St. Louis, MO 63141

Item 2(c) Citizenship.

         See Item 4 on Cover Pages 2 through 7, inclusive, for the citizenship or place of organization for each filing person.



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Item 2(d) title of Class of Securities.

         Class A Common Stock

Item 2(e) CUSIP Number.

         582266 10 2

Item 3.  Filing Status if Filed Pursuant to Rule 13d-1(b) or 13d-2(b).

         Not applicable.

Item 4.  Ownership.

         See Items 9,11, 5, 6, 7 and 8 of the appropriate Cover Page for each filing person for the answers to this Item 4.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [x].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Allsop Venture Partners III L.P., a Delaware limited partnership, owns 194,476 shares of Class A Common Stock covered by this Schedule 13G. The general partner of this partnership, Mark Venture Partners L.P., a Delaware limited partnership, and the individual general partners of Mark Venture Partners L.P., which are all listed on Cover Pages 4 through 7, inclusive, have filed this single Schedule together pursuant to Rule 13d-1(c) and Rule 13d-1(f). See Items 1 and 4 on Cover Pages 2 through 7, inclusive, for the identity and citizenship or place of organization of each such person.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         Not applicable.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date 11/12/97                     ALLSOP VENTURE PARTNERS III L.P.
     ------------                 BY MARK VENTURE PARTNERS L.P.,
                                  Its General Partner

                                  By  /s/ Robert W. Allsop
                                      -----------------------------------------
                                      Robert W. Allsop, General
                                      Partner

Date 11/12/97                            MARK VENTURE PARTNERS, L.P.
     ------------
                                  BY  /s/ Robert W. Allsop
                                      -----------------------------------------
                                      Robert W. Allsop, General
                                      Partner

Date 11/12/97                         /s/ Larry C. Maddox
     ------------                     -----------------------------------------
                                      Larry C. Maddox

Date 11/12/97                         /s/ Robert W. Allsop
     ------------                     -----------------------------------------
                                      Robert W. Allsop

Date 11/12/97                         /s/ Paul D. Rhines
     ------------                     -----------------------------------------
                                      Paul D. Rhines

Date 11/12/97                         /s/ Robert L Kuk
     ------------                     -----------------------------------------
                                      Robert L. Kuk



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